PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2018 (“Effective Date”), by and between BRISTOL METALS, LLC, a Tennessee limited liability company or its affiliate or assignee (“Purchaser” or “Bristol”), MARCEGAGLIA USA, INC. (formerly DAMASCUS-BISHOP TUBE COMPANY), a Pennsylvania corporation (“Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference. For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:
ARTICLE I

PURCHASE OF PROPERTY
Section 1.01.     Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (a) the parcel or parcels of real property, as more particularly described on Exhibit B attached hereto, and any and all improvements thereon and appurtenances thereto (collectively, the “Real Property”); (b) all fixtures affixed thereto; (c) all plans, specifications and studies pertaining to the Real Property in Seller’s possession or under its control; (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property; and (e) all easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property (all of the foregoing items in clauses (a) through (e) above, now or hereafter existing, collectively, the “Property”).
Section 1.02.     Purchase Price. The purchase price to be paid by Purchaser to Seller for the Property is $10,000,000 (the “Purchase Price”). The Purchase Price shall be paid by Purchaser in immediately available federal funds at Closing.
Section 1.03.     Designee and Lease Agreement. Seller acknowledges that Purchaser intends to enter into a designation and lease agreement with Store Capital Acquisitions, LLC, a Delaware limited liability company or its Affiliate (“Store”) by which Store shall be designated as the grantee in the Deed and pursuant to which Purchaser shall lease the Property at the rent and pursuant to the terms and conditions contained therein (the “Lease”). Seller agrees that Purchase may designate a third party other than Store (such designee, the “Designee”) to take title to the Property by written notice to Seller prior to closing; provided, however, that the Designee shall agree in writing to waive, relinquish and release Seller from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Designee might have asserted or alleged against Seller, at any time by reason of or arising out of any aspect of the Transaction, including, without limitation, latent or patent construction defects or physical conditions of the Property and violations of any applicable laws (including, without limitation, any environmental laws). Notwithstanding anything to the contrary, the parties hereto acknowledge and agree that, without the waiver described in the prior sentence, Designee (whether Store or any other third party) is not and shall not be treated as a third party beneficiary of this Agreement and shall in no event be treated as the “Purchaser” under this Agreement unless and until the conditions of a formal assignment pursuant to Section 7.03 are

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satisfied. Additionally, Bristol shall indemnify and hold harmless Seller from and against all Loss, liability or damage suffered or incurred by Seller arising out of or resulting from any claims brought by or through the Designee in connection with the Transaction. Bristol’s obligations to indemnify Seller pursuant to this Section 1.03 shall survive the closing.
Section 1.04.     Prorations. All real property taxes, insurance, utilities and maintenance expenses relating to the Property for the year of Closing shall be prorated as of the Closing Date and taxes shall be based on the most recent mill levy and most recent assessed valuation, or, if not available, on the taxes for the calendar year immediately preceding Closing.  All prorations shall be final.
Section 1.05.     Transaction Costs. Bristol shall be responsible for the payment of all Transaction Costs incurred by Seller and Purchaser in connection with the Transaction and in connection with the assignment of this Agreement to Store or to any other permitted assignee, or in connection with the designation of the Designee); and (b) Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers (“Professional Fees”).
The provisions of this Section shall survive Closing or termination of this Agreement for any reason.
ARTICLE II

DUE DILIGENCE
Section 2.01.     Title Insurance.
(a)    Title Commitment and Title Policy. Purchaser shall order an owner’s title insurance commitment (the “Title Commitment”) with respect to the Property issued by the Title Company, for an ALTA Owner’s Extended Coverage Title Insurance Policy, together with any endorsements that Purchaser may reasonably require (collectively, the “Title Policy”). Purchaser shall cause copies of the Title Commitment, all exception documents, and the Survey to be delivered to Seller no later than the date upon which Purchaser delivers its Title Objection for the Property, which shall be no later than the expiration of the Inspection Period. All costs related to the Title Policy, escrow fees and other closing costs shall be included in Transaction Costs, payable as set forth in Section 1.05.
(b)    Title Company. The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.
(c)    Title Company Actions. The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents required by this Agreement to be delivered and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder,

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respectively. Seller and Purchaser will pay all charges payable by them pursuant to this Agreement to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court. Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable charges, expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.
(d)    Title Objections.
(i)    Within seven (7) days after the Purchaser’s receipt of both a Title Commitment and Survey for the Property, Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other title matters shown on any Title Commitment or Survey. Purchaser’s title objections shall be limited to objections to the presence of any valid liens, claims, encumbrances, and/or security interests negatively affecting the Property (each, a “Title Objection”). At least five (5) days prior to the Closing Date, Seller shall notify Purchaser whether it will attempt to cure the Title Objections and which, if not all, Title Objections it will attempt to cure. Based on Seller’s response, Purchaser may elect to (A) give Seller additional time to cure, and the parties will delay Closing for the period of time necessary for Seller to attempt to cure, not to exceed 30 days beyond the original Closing Date, or (B) terminate the Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. If Purchaser elects to have Seller attempt to cure the Title Objections that Seller agreed to address, Seller shall have the option to extend the Closing Date -- and the parties shall execute an amendment to this Agreement to that effect -- up to 30 days in order to cure such of those Title Objections Seller has agreed to cure. If Seller is unable to cure those Title Objections it has agreed to cure within the agreed-upon time period, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before the amended Closing Date, to terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.
(ii)    If any supplement to a Title Commitment or Survey discloses any additional title defects which were not created by or with the consent of Purchaser, and which are not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) days following receipt of such supplement or revision. If any Additional Title Objection is not removed or resolved by Seller to Purchaser’s satisfaction at least five (5) days prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, to terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.
(iii)    Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed Purchaser’s acceptance of the matters disclosed by the

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Title Commitment and Survey. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection, as provided in this Section 2.01, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.
Section 2.02.     Seller Documents. Within ten (10) days of the Effective Date, Seller shall deliver to Purchaser the following items to the extent the same exist and are in Seller’s possession or under its control (collectively, the “Seller Documents”): (a) all environmental reports related to the Property (including without limitation, Phase I and Phase II environmental investigation reports); (b) all appraisals or valuations related to the Property; (c) all guaranties and warranties in effect with respect to all or any portion of the Property; (d) all Property Condition Report related to the Property; and (e) all other documents related to the ownership, lease and operation of the Property, and reasonably requested by Purchaser, expressly including corporate and/or real estate documentation evidencing current ownership of the Property.
Section 2.03.     Survey. Purchaser shall order a current ALTA/ACSM “as built” survey as required for the Property from a surveyor selected by Purchaser (the “Survey”), together with (a) evidence reasonably satisfactory to Purchaser that the Property fully complies with all zoning ordinances of the Governmental Authority having jurisdiction over the Property (“Zoning Evidence”), and (b) evidence reasonably satisfactory to Purchaser that none of the Property is within a 100-year flood plain or a “Special Flood Hazard Area” as designated by the Federal Emergency Management Agency. The Survey shall show all improvements and shall plot all exceptions shown on the Title Commitment (to the extent plottable), certified in favor of Purchaser, any requested Affiliate of Purchaser and Title Company in a manner reasonably acceptable to Purchaser and prepared in accordance with the appropriate “ALTA/ACSM” minimum standards. The cost of the Survey shall be included in Transaction Costs, payable as set forth in Section 1.05.
Section 2.04.     Environmental. Purchaser shall order an update of the existing Phase I environmental investigation report for the Property (provided that the engineer can deliver an updated Phase I in a timely manner and at a cost savings), and if any environmental investigation report recommends additional subsurface investigation of the Property, Seller shall permit Purchaser to perform such reasonable additional subsurface investigation (each Phase I environmental investigation report and each additional subsurface investigation report, an “Environmental Report”), from an environmental inspection company selected by Purchaser, detailing and analyzing certain aspects of the Property; provided, however, that, notwithstanding the foregoing, if Seller fails or refuses to permit any such additional subsurface investigation or is unwilling to obtain environmental insurance providing coverage acceptable to Purchaser in its sole discretion, Seller shall be deemed to have elected to terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. The cost of the Environmental Reports shall be included in Transaction Costs, payable as set forth in Section 1.05.
Section 2.05.     Valuation. Purchaser shall order a current site inspection and valuation of the Property, separately stating values for the Real Property and improvements for the Property, from an appraiser selected by Purchaser (the “Valuation”). Purchaser shall provide to the appraiser any existing appraisals provided as part of the Seller’s Documents. Each Valuation shall be in form and substance acceptable to Purchaser, and shall be certified to Purchaser and any requested Affiliate of Purchaser. The cost of the Valuation shall be included in Transaction Costs, payable as set forth in Section 1.05.

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Section 2.06.     Property Condition Report. Purchaser shall order current property condition assessment and limited compliance audit for the Property from an inspection company selected by Purchaser (the “Property Condition Report”). Purchaser shall provide to the inspection company any existing Property Condition Report provided as part of the Seller’s Documents. The Property Condition Report shall be in form and substance acceptable to Purchaser, and shall be certified to Purchaser and any requested Affiliate of Purchaser. The cost of the Property Condition Report shall be included in Transaction Costs, payable as set forth in Section 1.05.
Section 2.07.     Inspections.
(a)    Inspection Period. From the Effective Date and for a period of thirty (30) days thereafter, during normal business hours and after reasonable advance notice (the “Inspection Period”), (a) Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to the Property that Purchaser deems reasonably appropriate; and (b) Seller shall, at all reasonable times, (i) provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Property, all drawings, plans, specifications and all engineering reports for and relating to the Property in the possession or under the control of Seller, the files and correspondence relating to the Property, and the financial books and records relating to the ownership, lease (if applicable), and maintenance of the Property, and (ii) allow such Persons to make such inspections, tests, copies, and verifications with respect to the Property as Purchaser considers necessary. Purchaser shall provide Seller at least one Business Days’ notice in writing or by telephone in advance of its entry upon the Property for purposes other than visual inspections. No advance notice shall be required for visual inspections of the Property. Purchaser shall not make or perform any borings or other physically invasive or destructive tests without Seller’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Telephone notices, when permitted, shall be given to Seller’s representative for the Property, as follows (the “Property Representatives”):
For Seller:
Andrew Sorg, andrew.sorg@marcegaglia.com, 412-292-8689
For Purchaser:
Kevin Van Zandt , kvanzandt@brismet.com, 812-701-7878; and
(b)    Insurance. Prior to any entry onto the Property, Purchaser shall ensure that each of Purchaser’s representatives and vendors maintains comprehensive general liability insurance with commercially reasonable coverage considering the activities of such party.
(c)    Purchaser’s Indemnity. Purchaser shall not make any physical changes to the Property (other than soil borings as reasonably approved by Seller) and shall indemnify and hold harmless Seller from and against (i) all physical damage to the Property caused by Purchaser’s tests and investigations, (ii) all loss, liability or damage suffered or incurred by Seller arising out of or resulting from injury or death to individuals or damage to personal property caused by the tests and investigations conducted by, or at the direction of, Purchaser, and (iii) all reasonable costs and expenses (including reasonable attorneys’

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fees and disbursements) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to the foregoing, except to the extent (in each case) such loss, liability or damage arises out of Seller’s negligence or intentional acts or omissions. Purchaser’s obligations to indemnify Seller pursuant to this Section 2.07(c) and Purchaser’s obligations to return the Information to Seller pursuant to Section 2.08 shall survive the termination of this Agreement.
(d)    Confidentiality. Prior to the Closing, Purchaser shall hold all information concerning the Property obtained by Purchaser (the “Information”) in confidence and shall not at any time disclose or permit the disclosure of the Information to any Person without Seller’s prior written consent provided, however, Purchaser shall at all times be allowed to disclose or permit the disclosure of the Information in furtherance of any reasonable business purpose designed to aid Purchaser in its decision to purchase the Property. Notwithstanding the foregoing, (i) Purchaser may disclose the Information to its legal counsel, accountants, lenders, existing and prospective investors, consultants, advisors and other Persons who need to review the Information in connection with Purchaser’s evaluation and purchase of the Property in accordance with the terms of this Agreement, (ii) the provisions of this Section 2.07(d) shall not apply to any portions of the Information that (a) were rightfully and without restriction known to Purchaser prior to disclosure hereunder, (b) are independently developed by Purchaser without reliance on any Information, or (c) are available from public sources other than through the actions of Purchaser or its agents, and (iii) Purchaser may disclose the Information to the extent that such disclosure is required by law, regulation or court order, but Purchaser first shall provide written notice thereof to Seller. Neither Seller nor Purchaser shall make any public announcements concerning the sale of the Property pursuant to this Agreement without first obtaining the prior written consent of the other except that each of the Party may make any disclosures required by applicable law, court order or Governmental Authority.
Section 2.08.     Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, Purchaser shall have the right to terminate this agreement at any time on or prior to the expiration of the Inspection Period because of (a) a material environmental issue associated with the Property arising prior to March 1, 2017, (b) any Title Objection(s), (c) any major structural issue(s) associated with the Property, or (d) the failure of the satisfaction of all conditions for the sale of the Seller’s business to Purchaser under the Asset Purchase Agreement such that the business sale transaction shall not close with an effective date of July 1, 2018 at 12:01 a.m. local time, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. For sake of clarity, in case of termination of the Agreement pursuant to this Section 2.08, the Purchaser shall not be entitled to any indemnification by Seller, including pursuant to Section 7.04 - which provides for Seller’s indemnity obligation in favor of the Purchaser enforceable by Purchaser only after Closing of the Transaction.
Section 2.09.      If this Agreement is terminated for any reason by either party, Purchaser agrees, within 15 days after the date of termination to deliver to Seller copies of all title reports, Title Commitment, Survey, written geotechnical engineering reports and written environmental reports prepared by third parties for Purchaser during the period of time in which this Agreement is in effect provided that Purchaser pays all costs due, and to return to the Seller all written materials concerning the Property previously delivered by Seller to Purchaser pursuant to this Agreement

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or otherwise. All third parties’ reports and studies shall be delivered to Seller for information only without any right to rely thereon and without any representation or warranty of any type.
ARTICLE III

CLOSING
Section 3.01.     Closing Date. Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of Seller and Purchaser and shall be the closing date under the Asset Purchase Agreement (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline. The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.
Section 3.02.     Funding. Notwithstanding any provision contained in this Agreement, funding of the Transaction by Purchaser shall be contingent upon the delivery of the executed Transaction Documents, satisfaction of the conditions precedent set forth herein and in the other Transaction Documents, and confirmation by Purchaser’s counsel that it or the Title Company has possession of all Transaction Documents required by Purchaser.
Section 3.03.     Possession. Possession of the Property, free and clear of all tenants or other parties in possession, except in accordance with the Lease, shall be delivered to Purchaser on the Closing Date.
ARTICLE IV

REPRESENTATIONS WARRANTIES AND COVENANTS
Section 4.01.     Seller. Seller represents and warrants to, and covenants with, Purchaser as follows:
(a)    Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the laws of its state of formation or incorporation. Seller has all requisite power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.
(b)    Enforceability of Documents. Upon execution by Seller, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.
(c)    No Other Agreements and Options. Neither the Seller nor the Property is subject to any commitment, obligation, or agreement, including, without limitation, any

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right of first refusal, option to purchase or lease granted to a third party, which could or would (i) prevent Seller from completing, or impair Seller’s ability to complete, the sale of the Property under this Agreement, or (ii) bind Purchaser subsequent to consummation of the Transaction. Except as otherwise disclosed by Seller in writing to Purchaser, there is no lease in place with a third party, nor has there been any such lease in place within the last twelve (12) months of the Effective Date, related to all or any part of the Property, even if any such lease will be terminated upon Closing.
(d)    No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of any applicable organizational or other charter documents of Seller, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller is a party or by which Seller, the Property or the Property of Seller are subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller or the Property, or (iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Property.
(e)    Compliance. To Seller’s actual knowledge, Seller’s use and occupation of the Property prior to March 1, 2017 was not in legal violation of any (i) applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Property or the Seller (collectively, the “Legal Requirements”), (ii) all restrictions, covenants and encumbrances of record with respect to the Property, and (iii) all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Property or the ownership, operation, use or possession thereof. The Seller has not received any notification that the Property is in violation of any of the foregoing, including without limitation, the Legal Requirements.
(f)    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 4.01(e), Seller is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.
(g)    Litigation. Seller has received no service of process for any claim or proceeding, has received no other notice of, and has no actual knowledge of, any legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Seller’s knowledge, threatened against, Seller or the Property before any Governmental Authority, except as has been disclosed in writing by Seller, which in any way adversely affects or may adversely affect the Property, the business performed and to be performed on the Property, the condition, worth or operations of the

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Seller, or the ability of the Seller to perform under this Agreement or any other Transaction Documents, or which questions or challenges the Seller’s participation in the Transaction contemplated by this Agreement or any other Transaction Document.
(h)    Condemnation. Seller has received no notice that any condemnation or eminent domain proceedings affecting the Property have been commenced, and Seller has no actual knowledge that such proceedings, are contemplated.
(i)    Environmental.
(i)    To Seller’s actual knowledge, the Property is not in violation of any Hazardous Materials Laws and there is no non‑compliance with Hazardous Materials Laws that dates prior to March 1, 2017, or with permits issued pursuant thereto, in connection with the Property.
(ii)    Seller has completed all remediation activity required under the terms and provisions of the Consent Order, and the Commonwealth of Pennsylvania, Department of Environmental Protection has approved of such remediation activity.
(iii)    Seller has not received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials or USTs, or remediation thereof, of possible liability of any Person pursuant to any Hazardous Materials Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.
(j)    Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting the Seller, or to Seller’s knowledge, any of its members, partners, shareholders, or Affiliates.
(k)    Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Seller shall use its best efforts to satisfy all conditions set forth in Section 5.01 and 5.03 of this Agreement on or prior to the Closing Date.
(l)    No Bankruptcy Petition. Seller hereby agrees that it shall not institute against, or join any other Person in instituting against, Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law. The provisions of this Section shall survive the Closing for a period of 2 (two) years. Notwithstanding the foregoing, the provisions of this Section shall in no way limit any other rights Seller may have with respect to this Agreement, either at law or in equity.
(m)    Limitations on Seller’s Liability for Representations and Warranties. Seller’s liability for a misrepresentation or breach of warranty under this Agreement shall be subject to the following limitations:
(i)    Seller’s representations and warranties are for the personal benefit of the Purchaser and no such representation or warranty may be assigned to or enforced by any other Person, except any permitted assignee or any assignee consented to by Seller.

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(ii)    Whenever a representation or warranty is made in this Agreement on the basis of the best knowledge or the actual knowledge of Seller or words of similar import, or whether Seller has received written notice, such representation or warranty is made with the exclusion of any facts disclosed to or otherwise actually know by Purchaser before the expiration of the Inspection Period, and is made solely on the basis of the actual, as distinguished from implied, imputed or constructive, knowledge on the date that such representation or warranty is made, of the applicable Property Representative for the relevant Property, whom Seller represents to be Mr. Antonio Marcegaglia, Mr. Lorenzo Biagi, and Mr. Marco Costi who are the individuals responsible for being informed of matters relevant to this Agreement, without independent investigation or inquiry, and without attribution to said applicable Property Representative of facts and matters otherwise within the personal knowledge of any other agent or employees of Seller or any other Person, and excluding, whether or not actually known by the applicable Property Representatives (or any of them), any matter actually known to Purchaser, in writing or otherwise, as of the expiration of the Inspection Period. Purchaser and Seller acknowledge that the individuals named above are named solely for the purpose of defining and narrowing the scope of the Seller’s and the Purchaser’s knowledge and not for the purpose of imposing any liability on or creating any duties running on the part of such individuals. Purchaser and Seller covenant that no action of any kind will be brought against such individuals related to or arising out of this Agreement. Purchaser’s knowledge of a misrepresentation or breach of warranty by Seller shall not limit Purchaser’s rights and remedies under this Agreement except as otherwise provided in paragraphs (iii) and (iv) below.
(iii)    If, before the Closing Date, Purchaser obtains actual knowledge that any of the Seller’s representations or warranties is inaccurate and Purchaser nonetheless proceeds with the Closing, Purchaser shall be deemed to have waived its rights and remedies in connection with the breach of such representation(s) or warranty(ies), including the right to be indemnified post- Closing from Seller pursuant to Section 7.04 in connection with the breach of such representation(s) or warranty(ies).
(iv)    Seller covenants that all representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, and shall be true at and as of the Closing Date.
(v)    Other than the representations and warranties set forth herein, neither Seller nor any other agent, partner, employee, or representative of Seller has made any representation or warranty regarding the physical condition of the Property, or any part thereof, or anything relating to the subject matter of this Agreement.
Section 4.02.     Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:
(a)    Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite

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power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.
(b)    Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.
(c)    No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the any applicable organizational or other charter documents of Purchaser, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Purchaser is a party or by which Purchaser is subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Purchaser, or (iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Purchaser.
(d)    Litigation. There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.
(e)    Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in Section 5.02 and 5.03 of this Agreement on or prior to the Closing Date.
(f)    Purchaser’s Investigation. As a material inducement to Seller to enter into this Agreement and to sell the Property to Purchaser, Purchaser represents and warrants to Seller that Purchaser is a sophisticated investor with substantial experience in purchasing real property similar to the Property and Purchaser will have the right to examine and inspect the physical nature and condition of the Property, including environmental conditions.
All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING
Section 5.01.     Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:

{B3764294.2}    11

(a)    Seller shall have delivered to Purchaser or the Title Company, as applicable, the following items:
(i)    The Deed.
(ii)    Such documents evidencing the legal status and good standing of Seller that may be required by Purchaser and/or the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;
(iii)    Fully executed originals of an Assignment of Warranties in the form of Exhibit D, attached hereto, or if not assignable, evidence satisfactory to Purchaser that it will receive coverage or protection acceptable to Purchaser for the matters covered by such warranties, in either case, to the extent required by Purchaser (the “Assignment of Warranties”), and all of the other Transaction Documents to which it is a party;
(iv)    A certificate of an officer, manager or general partner, as applicable, of Seller, together with copies of Seller’s (A) articles of organization or certificate of formation, as applicable, amended to date; (B) operating agreement, bylaws or partnership agreement, as applicable, amended to date; (C) resolutions authorizing the Transaction and the execution of this Agreement and the other Transaction Documents, and identifying the Person(s) authorized to execute this Agreement and the other Transaction Documents; and (D) certificates of good standing or similar documents from the state in which Seller was organized or formed, and original certificates of qualification or similar documents from the state where the Property is located;
(v)    A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit C (collectively, “Non‑Foreign Seller Certificate”);
(vi)    Lease Termination document duly executed by Seller terminating the Lease Agreement between Seller and Purchaser dated March 1, 2017, as amended on November 8, 2017 (the “Existing Lease”);
(vi)    Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;
(vii)    Seller shall have provided the Commonwealth of Pennsylvania, Department of Environmental Protection at least thirty (30) days’ prior written notice of the intended transfer of the Property, including the identity of the Purchaser and Store as designee and the Purchaser’s intended use for the Property; and
(viii)    All documents required to be delivered by this Agreement and the other Transaction Documents and as may otherwise be reasonably required in order to fully and legally close this Transaction.

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(b)    Purchaser shall have received the Title Commitment and the Title Company’s irrevocable commitment to insure title by means of the Title Policy.
(c)    Purchaser shall have received evidence of the occurrence of the closing or satisfaction of all conditions for closing under the Asset Purchase Agreement, which shall close on June 29, 2018 with an effective date of July 1, 2018 at 12:01am local time.
(d)    Purchaser shall have received evidence of Seller’s compliance with the notice provisions of the Consent Order with respect to the conveyance of the Property to Purchaser.
(e)    All representations and warranties of Seller set forth herein shall have been true and correct in all respects when made, and all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Purchaser.
(f)    No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document.
Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.
Section 5.02.     Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:
(a)    Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;
(b)    Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents, including without limitation, the Assignment of Warranties;
(c)    Purchaser and Seller shall have approved the Title Company settlement statements that reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;
(d)    Seller shall have received evidence of the occurrence of the closing or satisfaction of all conditions for closing under the Asset Purchase Agreement, which shall close on June 29, 2018 with an effective date of July 1, 2018 at 12:01 a.m. local time;
(e)    Purchaser shall have delivered to the Title Company its executed counterpart of the Existing Lease termination document;

{B3764294.2}    13

(f)    Purchaser shall have delivered to Seller and/or the Title Company such other documents as may reasonably be required in order to fully and legally close this Transaction; and
(g)    All representations and warranties of Purchaser set forth herein shall have been true and correct in all respects when made, and all covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser prior to or at such time or waived in writing by Seller.
(h)    No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any Transaction Document.
(i)    All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time.
Section 5.03.     Joint Conditions Precedent to Closing. Purchaser and Seller acknowledge that on or about September 29, 2000, Damascus Tube Company, Inc. entered into a Consent Order and Agreement with the Commonwealth of Pennsylvania, Department of Environmental Protection concerning the remediation and reuse of some or all of the Property (the “Consent Order”). Notwithstanding any other provision of this Agreement, neither Purchaser nor Seller shall be obligated to close and/or fund the Transaction until the terms and obligations of the Consent Order have been satisfied as they may relate to the Transaction, including without limitation any prospective requirements, conditions, terms, or the like which may need to be established. Purchaser and Seller agree that they both shall use commercially reasonable efforts to satisfy this joint condition to Closing, and that they shall take commercially reasonable steps to cooperate in that regard.
ARTICLE VI

DEFAULTS; REMEDIES
Section 6.01.     Default. Each of the following shall be deemed an event of default (each, an “Event of Default”):
(a)    If any representation or warranty of Seller or Purchaser set forth in this Agreement or any other Transaction Document is false in any material respect or if Seller or Purchaser render any false statement;
(b)    If Seller or Purchaser fails to perform any of its material obligations under this Agreement; or
(c)    If any Insolvency Event shall occur with respect to Seller or Purchaser.
Section 6.02.     Remedies. Upon any Event of Default, the non-defaulting party shall be entitled to exercise, at its option and as its sole and exclusive remedy, the following remedy:

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(a)    Following:
(i)    an Event of Default by Seller, Purchaser may terminate this Agreement by giving written notice to the Seller, in which event no party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination; PROVIDED, HOWEVER, in such a case, at Bristol’s discretion, the Parties shall amend the Existing Lease Agreement to anticipate the Extension Term (defined therein) on May 31, 2021, rather than May 31, 2023. For sake of clarity, in case of Event of Default by Seller, Purchaser shall not be entitled to any indemnification by Seller, including pursuant to Section 7.04 - which provides for Seller’s indemnity obligation in favor of the Purchaser enforceable by Purchaser only after Closing of the Transaction.
(ii)    an Event of Default by Purchaser, Seller may terminate this Agreement by giving written notice to Purchaser, in which event no party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination; PROVIDED, HOWEVER, that, in such a case, at Seller’s discretion, the Parties shall amend the Existing Lease Agreement to postpone the Extension Term (defined therein) on May 31, 2025, rather than May 31, 2023; or
(b)    The non-defaulting party may waive the Event of Default and proceed with the Closing.
ARTICLE VII

MISCELLANEOUS
Section 7.01.     Risk of Loss.
(a)    Condemnation. If, prior to Closing, action is initiated to take the Property, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.
(b)    Casualty. Subject to the existing lease between Seller and Purchaser, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to fully repair, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Property, which shall be payable to Seller upon Seller’s delivery to Purchaser of

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satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing.
(c)    Maintenance of the Property and Insurance. From the Effective Date until Closing, Purchaser shall continue to maintain the Property or cause the Property to be maintained in good condition and repair, and shall continue to maintain or cause to be maintained all insurance for the Property in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.
Section 7.02.     Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) email transmission, or (d) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) receipt of confirmation of email, if delivered by email, or (iv) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or email addresses, as applicable) specified below:

If to Seller:	Marcegaglia USA Inc. c/o Marcegaglia Specialties SPA Via Bresciani, 16 – 46040 Gazoldo degli Ippoliti (MN) - Italy Attention: Mr. Antonio Marcegaglia Email: antonio.marcegaglia@marcegaglia.com
If to Purchaser:	Synalloy Corporation 4510 Cox Road, Suite 201 Glen Allen, VA 23060 Attention: Craig Bram Email: cbram@synalloy.com
With a copy to:	LeClairRyan Attention: Lori H. Schweller, Esq. 123 East Main Street, Eighth Floor Charlottesville, VA 22903 (434) 245-3448 Direct (804) 296-0905 Fax (804) 248-8700 Mobile LSchweller@leclairryan.com or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

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A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.
Section 7.03.     Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time to an Affiliate of Purchaser or to Store if the assignee assumes all liability and obligations of Purchaser under this Agreement and Seller and Escrow Agent are given prior written notice of such assignment (together with a copy of the instrument of assignment), provided that Bristol shall remain jointly liable with any such assignee for the fulfilment of any of its obligation hereunder. Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Property or any of Seller’s rights under this Agreement.
Section 7.04.     Indemnity. Following Closing of the Transaction and without prejudice for the provisions under Section 4.01 (m), which shall limit Seller’s liability under this Section 7.04, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses of any nature arising from or connected to the breach or falsity of any representation or warranty given by Seller. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any Losses incurred with respect to any reasonable engineering, governmental inspection and attorneys’ fees and expenses that the Purchaser may incur by reason of any material environmental condition caused by Seller and that occurred on the Property prior to March 1, 2017 and/or any representation or warranty set forth in Section 4.01(j) being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith. Notwithstanding the foregoing, the Seller’s obligation to indemnify, defend, and hold Purchaser harmless as described by this Section 7.04 shall not cover the first $25,000.00 of Losses, attorneys’ fees, costs, and expenses that Purchaser may incur and shall be unlimited above said $25,000.00 minimum. The obligations under this Section 7.04 shall survive Closing for a period of two (2) years. If any Indemnified Party receives notice of the assertion of any environmental claim or of the commencement of any environmental claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from Seller hereunder and the claim is not addressed also against the Seller, then (i) the Indemnified Party shall give prompt notice to the Seller about such Third Party Claim providing to the Seller any information and details that may be available to it, and (ii) if a litigation proceeding is commenced and the Seller is not involved in it, then the Third Party Claim shall be defended by the Indemnified Party through counsels chosen by it but taking into consideration the reasonable input that might be provided by the Seller, provided however that the Indemnified Party shall not make any settlement of any such Third Party Claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 7.01.     Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker

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claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 7.05 shall survive Closing or termination of this Agreement.
Section 7.02.     Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.
Section 7.03.     Disclosures. Except as expressly set forth in Sections 7.06 and 7.15 and this Section 7.07 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Section 7.04.     Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement. The Inspection Period, which is also the time period for examining and objecting to Title Commitment and Survey, can be extended only by written amendment to this Agreement.
Section 7.05.     Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which the Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.
Section 7.06.     Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.
Section 7.07.     Limitation on Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Lease, that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of either party with respect to any of the terms, covenants and conditions of this Agreement, (b)  each party waives all claims, demands and causes of action against the other party’s directors, officers, managers, members, employees and agents in the event of any breach by such other party of any of the terms, covenants and conditions of this Agreement, and (c)  each party shall look solely to the assets of the other party for the satisfaction of each and every remedy in the event of any breach of any of the terms, covenants and conditions of this Agreement, such exculpation of liability to be absolute and without any exception whatsoever.
Section 7.08.     Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the

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contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.
Section 7.09.     Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.
Section 7.10.     Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.
Section 7.11.     Securitizations and Other Transactions. As a material inducement to Purchaser’s willingness to complete the transactions contemplated by this Agreement and the other Transaction Documents, Seller hereby acknowledges and agrees that Purchaser may, from time to time and at any time following Closing, advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; provided, however, Seller shall have a right to review such information at least ten days prior to disclosure. The provisions of this Section 7.15 shall survive the Closing.
Section 7.12.     Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.
Section 7.13.     Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent and any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller. The provisions of this Section shall survive the Closing.

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Section 7.14.     Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the Commonwealth of Virginia. Seller consents that it may be served with any process or paper by registered mail or by personal service in accordance with applicable law. Furthermore, Seller waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Purchaser or Seller to commence any proceeding in the federal or state courts located in the state in which the Property is located to the extent Purchaser or Seller – as the case should be - deems such proceeding necessary or advisable to exercise remedies available under this Agreement.
Section 7.15.     Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller or Lessee from any of their respective obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.03, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the applicable state in which the Property is located, without giving effect to any state’s conflict of laws principles.
Section 7.16.     Survival. Except for the conditions of Closing set forth in Article V, which shall be satisfied or waived in writing as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Seller and Purchaser set forth in this Agreement shall survive the Closing.
Section 7.17.     Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. EACH PARTY FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.
Section 7.18.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

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Section 7.19.     State Bulk Sales Statutes. Seller and Purchaser waive compliance with the provisions of any state bulk sales statutes promulgated by any Governmental Authority which may be applicable to the sale of the Property to Buyer.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.
PURCHASER:
BRISTOL METALS, LLC, a Tennessee limited liability company
By:
Name:
Title:
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.
SELLER:
MARCEGAGLIA USA INC., a Pennsylvania corporation
By:
Name:
Title:

Exhibits:
No

A.	Defined Terms

B.	Property Addresses / Legal Descriptions

C.	Non-Foreign Seller Certificate
Assignment of Warranties
EXHIBIT A

DEFINED TERMS
The following terms shall have the following meanings for all purposes of this Agreement:
“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).
“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.
“Asset Purchase Agreement” means that certain Asset Purchase Agreement by and between Lessee and Seller for the sale of Seller’s galvanized and ornamental stainless steel operations and equipment at the Property, which transaction shall close on June 29, 2018 with effective date of July 1, 2018.
“Assignment of Warranties” has the meaning set forth in Section 5.01(a)(iii).
“Bulk Sales Statutes” means bulk sales statutes promulgated by any Governmental Authority.
“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.
“Closing” shall have the meaning set forth in Section 3.01.
“Closing Date” shall have the meaning set forth in Section 3.01.
“Closing Deadline” means June 29, 2018.
“Consent Order” has the meaning set forth in Section 5.03.
“Deed” means that certain special warranty Deed whereby Seller conveys to Purchaser or Purchaser’s designee, pursuant to Section 1.03, all of Seller’s right, title and interest in and to the Property, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.
“Designee” has the meaning set forth in Section 1.03
“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.
“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials Law.
“Environmental Report” has the meaning set forth in Section 2.04.
“Event of Default” has the meaning set forth in Section 6.01.
“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.
“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.
“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials, including the Consent Order.
“Indemnified Parties” has the meaning set forth in Section 7.04.
“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.
“Inspection Period” has the meaning set forth in Section 2.07.
“Inspections” has the meaning set forth in Section 2.07.
“Lease” has the meaning set forth in Section 1.03.

“Legal Requirements” has the meaning set forth in Section 4.01(e).
“Letter of Intent” means that certain Letter of Intent dated April 9, 2018 between Bristol Metals, LLC, on behalf of Purchaser, and Marcegaglia USA, Inc. on behalf of the Seller with respect to the Transaction, and any amendments or supplements thereto.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).
“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(a)(v).
“Notices” has the meaning set forth in Section 7.02.
“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.
“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitment and in the Title Policy to be issued by Title Company to Purchaser and approved by Purchaser in its sole discretion in connection with this Agreement; and (c) the Lease.
“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.
“Professional Fees” has the meaning set forth in Section 1.05.
“Property” or “Properties” has the meaning set forth in Section 1.01.
“Property Condition Report” has the meaning set forth in Section 2.06.
“Purchase Price” means the amount specified in Section 1.02.
“Real Property” has the meaning set forth in Section 1.01.
“Seller Documents” has the meaning set forth in Section 2.02.
“Survey” has the meaning set forth in Section 2.03.
“Title Commitment” has the meaning set forth in Section 2.01(a).
“Title Company” means First American Title Insurance Company located at 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Kristin Brown, National Commercial Services, or an alternative title insurance company selected by Purchaser.
“Title Objection” has the meaning set forth in Section 2.01(d)(i).
“Title Policy” has the meaning set forth in Section 2.01(a).
“Transaction” has the meaning set forth in Section 1.01.
“Transaction Costs” means all out‑of‑pocket costs and expenses incurred in connection with the Transaction and the assignment of the Agreement from Bristol to Store or any other assignee of Bristol, including but not limited to (a) the procurement, or if the same is provided by Seller, the update of, the Property Condition Report, Environmental Report, Survey, Title Commitment, Title Policy, all Title Policy and all endorsements required by Purchaser and its lender, (b) the Valuation, (c) any mortgagee’s title insurance policies required by Purchaser’s lender and any mortgage taxes, (d) all taxes (including stamp taxes and transfer taxes), escrow, closing, transfer and recording fees. Transaction Costs expressly exclude Professional Fees.
“Transaction Documents” means this Agreement the Deed, the Non-Foreign Seller Certificate, the Assignment of Warranties, the Asset Purchase Agreement, and any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser and/or the Title Company.
“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).
“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Hazardous Materials.
“Valuation” or “Valuation” has the meaning set forth in Section 2.05.
“Zoning Evidence” has the meaning set forth in Section 2.03.

EXHIBIT B

PROPERTY ADDRESS / LEGAL DESCRIPTION
Street Address:

1001 E. Waterfront Drive, Munhall, PA 15120
Legal Description: To be provided by Seller or Title Company.

EXHIBIT C
NON‑FOREIGN SELLER CERTIFICATE
STATE OF        )
        ) ss:
COUNTY OF        )
_______________, being first duly sworn deposes and states under penalty of perjury:

1.	That he/she is a of ___________________, the transferor of the Property described on Schedule I attached hereto.

2.	That the transferor’s office address is at .

3.	That the United States taxpayer identification number for the transferor is ________________________.

4.	That the transferor is not a “foreign person” as that term is defined in Section 1445(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

5.	That the transferor is not a disregarded entity as defined in § 1.1445 2(b)(2)(iii) of the regulations promulgated under the Code.
This affidavit is given to ______________________, a Delaware limited liability company, the transferee of the Property described in paragraph 1 above, for the purpose of establishing and documenting the non-foreign affidavit exemption to the withholding requirement of Section 1445 of the Code. The transferor understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
________________________________
By: EXHIBIT – NOT FOR SIGNATURE_________
Name:
Title:

Subscribed and sworn to before me this _____ day of                                         , 2______.
Notary Public: __________________________
(SEAL)
My Commission Expires: _________________
Schedule I
to Non-foreign Seller Certificate
Street Address:

1001 E. Waterfront Drive, Munhall, PA 15120

Legal Description: To be provided by Seller or Title Company.

EXHIBIT D

ASSIGNMENT OF WARRANTIES
THIS ASSIGNMENT OF WARRANTIES (this “Assignment”), is made as of September __, 2018 by and between ____________________, a ___________________________ (“Assignor”) and Bristol Metals, LLC, a Tennessee limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of ________, 2018, by and between Assignor and Assignee (the “Purchase Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Purchase Agreement (collectively, the “Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Assignee rights to all guaranties and warranties relating to the Property and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.    Assignment of Warranties. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under any and all guaranties and warranties in effect with respect to all or any portion of the Property as of the date hereof, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor. Assignee hereby accepts the foregoing assignment of guaranties and warranties.

2.    Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

3.    Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

4.    Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.
ASSIGNOR:
______________________, a ___________________
By: EXHIBIT – NOT FOR SIGNATURE____
Name:
Title:

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.
ASSIGNEE:
BRISTOL METALS, LLC, a Tennessee limited liability company
By: EXHIBIT – NOT FOR SIGNATURE___
Name:
Title:

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